Exhibit 99.1

Contacts:

For Investors:

Power-One, Inc.

Kevin Trosian, 805-987-8741

Vice President, Finance & Investor Relations

FOR IMMEDIATE RELEASE

Power-One Updates Outlook for the Third Quarter of 2011

Sets Date for Third Quarter 2011 Earnings Release

Camarillo, CA — October 11, 2011  - Power-One, Inc. (NASDAQ:PWER), a leading provider of renewable energy and energy-efficient power conversion and management solutions, today provided an updated outlook for its third quarter 2011 financial results.  For the quarter, the company expects to report between $240 million and $245 million in revenue, which is below the previously estimated range of $265 million to $280 million.

“We are revising our guidance due to slower than anticipated demand as global macroeconomic uncertainty affected both the Power Conversion and Renewable Energy SBUs,” said Richard Thompson, Chief Executive Officer of Power-One.  “Power revenue was down approximately 10% sequentially, while Renewable Energy revenue was modestly lower.”

“We believe that Power-One is well-positioned for the future,” continued Mr. Thompson. “We are introducing new products, such as the Trio inverter for small commercial installations and the Ultra 1.4 MW inverter, which is scheduled to be shipped to beta sites this quarter, as well as diversifying geographically into new markets.”

Power-One will provide updated guidance for the full-year 2011 when it reports third quarter 2011 financial results on October 27, 2011, after the market close.  Members of the public are invited to listen to the company’s live quarterly conference call on the internet on Thursday, October 27, 2011 at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call will feature Richard Thompson, Chief Executive Officer and Gary Larsen, Chief Financial Officer.

Financial results will be released over the newswires after the market closes on Thursday, October 27, 2011. The press release will also be posted on Power-One’s corporate web site. Investors who would like to listen to the live conference call may go to the investor relations section at http://investor.power-one.com/events.cfm. An online re-broadcast of the call will also be available on the site.

Power-One’s Third Quarter 2011 Conference Call Info

Date:               Thursday, October 27, 2011

Time:              2:00 PM Pacific Time / 5:00 PM Eastern Time;

Access:           Available on the web at www.power-one.com

About Power-One

Power-One is a leading provider of renewable energy and energy-efficient power conversion and power management solutions and is the world’s second largest designer and manufacturer of photovoltaic inverters.  Its renewable energy products enable the industry’s highest yielding conversion of power from solar arrays for use by utilities, commercial enterprises and homes.  Power-One has a 40 year history as the leader in high efficiency and high density power supply products for a variety of industries including Renewable Energy, Servers Storage & Networking, Industrial and Network Power Systems.  The company is headquartered in Camarillo, CA and has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is traded on NASDAQ under the ticker symbol PWER. For more information, please visit www.Power-One.com.